As filed with the Securities and Exchange Commission on August 19, 2002

Registration Statement No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERREMARK WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	52-1981922

(State or Other Jurisdiction of Incorporation or Organization)	(IRS. Employer Identification No.)

2801 S. Bayshore Drive
Miami, Florida 33133

(Address of Principal Executive Offices)

Terremark Worldwide, Inc. 2000 Stock Option Plan
Terremark Worldwide, Inc. 2000 Directors’ Stock Option Plan

(Full Title of the Plans)

José E. González
Senior Vice President, General Counsel and Secretary
2801 S. Bayshore Drive
Miami, Florida 33133

(Name and Address of Agent For Service)

(305) 856-3200

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Paul Berkowitz, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Securities	Amount To Be	Offering Price	Maximum Aggregate	Amount Of
To Be Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee

Common Stock $0.001 par value	6,500,000	$0.25 - $3.25	$9,207,664.23	$847.11

(1)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(h) on the basis of the: (i) average of the high and low price of a share of Common Stock as reported by the American Stock Exchange on August 14, 2002, (which was $0.425 with respect to 978,341 shares of Common Stock subject to future grants of options under the Terremark Worldwide, Inc. 2000 Stock Option Plan (the “Stock Option Plan”) and 500,000 shares of Common Stock subject to future grants of options under the Terremark Worldwide, Inc. 2000 Director’s Stock Option Plan (the “Director’s Plan,” together with the Stock Option Plan, the “Plans”)); (ii) the following aggregate amount of options to purchase Common Stock being registered with actual exercise prices as set forth below, which have already been granted under the Plans:

Actual Exercise Price ($)	Aggregate Number of Options

0.25	1,000
0.29	3,000
0.33	3,000
0.40	7,000
0.42	33,000
0.49	8,000
0.53	57,400
0.55	14,000
0.56	10,000
0.58	8,000
0.59	6,000
0.60	12,000
0.61	20,000
0.62	3,000
0.64	3,000
0.66	68,000
0.67	1,300,000
0.77	5,000
0.78	91,000
0.84	50,000
0.85	50,000
0.87	4,000
0.93	4,000
0.99	6,000
1.00	3,000
1.04	4,000
1.05	2,000
1.06	5,000
1.07	5,000
1.10	4,000
1.44	10,000
1.50	582,000
1.51	10,000
1.53	13,000
1.65	510,000
1.70	2,000
1.72	28,500
1.74	75,000
1.75	217,874
1.76	10,000
1.77	17,000
1.78	16,000
1.80	22,000
1.82	2,000
1.89	11,000
1.92	2,000
2.31	4,000
2.50	288,425
2.62	1,000
3.18	77,460
3.1875	915,000
3.25	308,000

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as the prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof as indicated:

(a)	the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2002;

(b)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002; and

(c)	all other reports filed by the Registrant pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since March 31, 2002.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, our certificate of incorporation eliminates the liability of our directors to us or our stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

     Our certificate of incorporation, and bylaws provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporate Law.

     Section 145 of the General Corporate Law authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

     If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to he liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

     Our board of directors has approved, and we are in the process of entering into, indemnification agreements with all of our directors and senior officers. These indemnification agreements provide, in pertinent part, that we shall indemnify an indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was our director or senior officer. We shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us. The advances paid to the indemnitee by us shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a stockholder’s investment.

     We have obtained directors’ and officers’ liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $25,000,000.

Item 7. Exemption from Registration Claimed.

     None claimed.

Item 8. Exhibits

     See “Exhibit Index” on page II-1 below.

Item 9. Undertakings

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 19th day of August, 2002.

TERREMARK WORLDWIDE, INC
By: /s/ Manuel D. Medina

Name: Manuel D. Medina Title: Chairman of the Board, President and Chief Executive Officer

     Each person whose signature appears below hereby appoints Manuel D. Medina his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Manuel D. Medina Manuel D. Medina	Chairman of the Board, President and Chief Executive Officer (Principal Executive)	August 19, 2002

/s/ Guillermo Amore Guillermo Amore	Director	August 19, 2002

/s/ Timothy Elwes Timothy Elwes	Director	August 19, 2002

/s/ Jose Maria Figueres-Olsen Jose Maria Figueres-Olsen	Director	August 19, 2002

/s/ Marvin S. Rosen Marvin S. Rosen	Director	August 19, 2002

/s/ Miguel Rosenfeld Miguel Rosenfeld	Director	August 19, 2002

/s/ Joel A. Schleicher Joel A. Schleicher	Director	August 19, 2002

/s/ Kenneth I. Starr Kenneth I. Starr	Director	August 19, 2002

/s/ Joseph R. Wright, Jr. Joseph R. Wright, Jr.	Director	August 19, 2002

/s/ José Segrera Jose Segrera	Chief Financial Officer (Principal Accounting Officer)	August 19, 2002

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Terremark Worldwide, Inc. 2000 Stock Option Plan

4.2	Terremark Worldwide, Inc. 2000 Director’s Stock Option Plan

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of PricewaterhouseCoopers, LLP

23.2	Consent of Greenberg Traurig, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)